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                                                                    EXHIBIT 12.1


                         ALLIANCE LAUNDRY HOLDINGS INC.
                       RATIO OF EARNINGS TO FIXED CHARGES


(dollars in thousands)                                                                                       Pro forma
                                                                                                      ----------------------------
                                                                                     Three Months     Year Ended   3 Months Ended
                                          Year Ended December 31,                   Ended March 31,   December 31,    March 31,
                         ----------------------------------------------------    -------------------   ----------------------------
                           1999       2000        2001       2002       2003       2003       2004       2003           2004
                         --------   --------    --------   --------   --------   --------   --------   --------       --------
Earnings:
Income before taxes      $  5,081   $ (4,581)   $  2,764   $  1,391   $ 15,974   $  1,185   $  4,268      9,182          3,336

Fixed Charges:
Interest expense           31,509     35,947      33,538     28,341     28,258      7,685      7,110     31,930          7,990
Rentals                       556        663         363        337        352         88         97        352             97
                         --------   --------    --------   --------   --------   --------   --------   --------       --------
                           32,065     36,610      33,901     28,678     28,610      7,773      7,207     32,282          8,087

Income before taxes
  and fixed charges      $ 37,146   $ 32,029    $ 36,665   $ 30,069   $ 44,584   $  8,958   $ 11,475   $ 41,464       $ 11,423

Ratio of earnings
  to fixed charges (a)        1.2         --         1.1        1.1        1.6        1.2        1.6        1.3            1.4

      (a) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed to be attributable to interest. In 2000, earnings were inadequate to cover fixed charges. The amount of earnings required to attain a ratio of 1.0 to 1.0 is $4.6 million.